Exhibit 99.1

news release

TENNECO EXPANDS SHARE REPURCHASE PROGRAM

Lake Forest, Il., October 23, 2015 — Tenneco Inc. (NYSE: TEN) announced that the company’s board of directors has expanded the company’s share repurchase plan, authorizing the repurchase of an additional $200 million of the company’s outstanding common stock as part of the company’s overall capital allocation strategy. This authorization is in addition to the $350 million share repurchase program the company announced in February 2015.

“Expanding our share repurchase program demonstrates Tenneco’s commitment to delivering value to our shareholders,” said Gregg Sherrill, chairman and CEO, Tenneco. “Our strategy, strong execution and financial position allow Tenneco to move forward aggressively with our capital allocation strategy to fund strategic growth opportunities and deliver returns to shareholders while continuing to invest in organic growth and our cost leadership initiatives.”

Year-to-date through the third quarter, Tenneco has repurchased a total of 3.1 million shares for $158 million as part of its previously announced $350 million share repurchase program, which the company expects to complete by the end of 2016. Tenneco anticipates completing the additional $200 million share repurchase authorization by the end of 2017.

Since beginning its share repurchase activity in 2011, Tenneco has returned more than $241 million to shareholders through the repurchase of 5.1 million shares through the third quarter of 2015, or approximately 8% of shares outstanding.

The company anticipates acquiring the shares through open market or privately negotiated transactions, which will be funded through cash from operations. The repurchase program does not obligate Tenneco to make repurchases within any specific time or situations, and opportunities in higher priority areas could affect the cadence of this program.

Tenneco is an $8.4 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 29,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive, commercial truck, and off-highway original equipment markets, and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

This press release contains or may contain forward-looking statements. Words such as “anticipates,” “expects,” “will,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Please see the company’s filings with the SEC for further information, including the Safe Harbor Statement and Risk Factors in the company’s 10-K. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contacts:

Linae Golla	Bill Dawson
Investor inquires	Media inquiries
847 482-5162	847 482-5807
lgolla@tenneco.com	bdawson@tenneco.com

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